Exhibit 99.1
             Ameron Reports Lower Third-Quarter Earnings,
                    Expects Strong Fourth Quarter

    PASADENA, Calif.--(BUSINESS WIRE)--Sept. 25, 2003--Ameron International Corporation (NYSE:AMN) today reported earnings of $.94 per diluted share on sales of $155.2 million for the three months ended August 31, 2003. Ameron earned $1.06 per diluted share on sales of $138.8 million during the third quarter of 2002.
    For the first nine months of 2003, Ameron earned $2.19 per diluted share on sales of $433.6 million. For the same period in 2002, Ameron's sales were $397.6 million, and earnings were $2.18 per diluted share.
    "While we achieved a solid increase in sales and gross profit in the third quarter, earnings declined due to higher costs and lower earnings from joint-venture companies," commented James S. Marlen, Ameron's Chairman, President and Chief Executive Officer. "As it has throughout 2003, the Fiberglass-Composite Pipe Group had an especially strong quarter, and both the Water Transmission Group and the Performance Coatings & Finishes Group had higher sales. For the first nine months, Ameron's 2003 earnings per share exceeded expectations and were comparable to last year's results, despite previously-reported increases in insurance and pension costs and an anticipated third-quarter reduction in earnings from joint ventures. Ameron's operations have performed well throughout 2003."
    The Fiberglass-Composite Pipe Group's sales and segment income increased significantly in the third quarter. Improvements came from worldwide operations, including those in the U.S., Europe and Asia. Reversing the trend of earlier in the year, the U.S. and European markets for industrial and fuel-handling piping improved from depressed levels. Likewise, sales of onshore, oilfield piping increased. Operations in Singapore and Malaysia continued to benefit from the high level of activity in Asian markets. The outlook for the Fiberglass-Composite Pipe Group remains positive.
    The Water Transmission Group's third-quarter sales increased, but segment income decreased, compared to the same period in 2002, reflecting the impact of supplying lower-margin bridge pilings for the San Francisco/Oakland Bay Bridge project. The overall bidding activity in the western U.S., water-piping market slowed in recent months. However, in July, Ameron announced that it was awarded the $21 million South San Joaquin Irrigation District project. Manufacture of water piping for the San Joaquin project commenced in the third quarter, and full production is expected to continue throughout the remainder of 2003. The backlog and timing of various projects support expectations of a significant fourth-quarter profit improvement by the Water Transmission Group.
    Sales of the Performance Coatings & Finishes Group were higher than in the third quarter of 2002, due to the impact of currency exchange rates on foreign operations. Segment income, however, declined slightly due to higher costs. Sales of protective coatings, especially in the U.S. and Europe, remained weak due to poor demand by chemical/industrial markets. Demand for offshore and marine coatings improved. Future improvements by the Group remain dependent on increased demand by industrial markets in the U.S. and Europe.
    The Infrastructure Products Group had lower sales and segment income in the third quarter. Ready-mix and quarry operations in Hawaii improved slightly, while pole sales and profits declined. Infrastructure Products benefited throughout 2003 from low interest rates and the associated level of construction activity. The outlook for the Infrastructure Products Group remains positive.
    Ameron's earnings from joint-venture companies decreased significantly in the third quarter, as anticipated and announced at the end of the second quarter. Earnings from joint ventures were over $3.2 million higher in the third quarter of 2002 than in the same period in 2003 due to the lower earnings from ventures in Saudi Arabia and lower results from TAMCO. TAMCO, Ameron's 50%-owned steel mini-mill in California, continued to suffer from higher energy and scrap costs. Recently implemented programs, including price increases, should improve TAMCO's profitability in the fourth quarter of 2003. Offsetting a portion of the third-quarter reduction in earnings from joint ventures was a $2.5 million pretax gain on the sale of Ameron's minority interest in a Mexican coatings venture.
    James Marlen continued, "We are pleased with the performance of the first nine months; and we look forward to a strong fourth quarter, driven in large part by the expected performance of the Water Transmission business. Full-year results should be in line with last year's record earnings."
    Ameron International Corporation is a multinational manufacturer of highly-engineered products and materials for the chemical, industrial, energy, transportation and infrastructure markets. Traded on the New York Stock Exchange (AMN), Ameron is a leading producer of water transmission lines; high-performance coatings and finishes for the protection of metals and structures; fiberglass-composite pipe for transporting oil, chemicals and corrosive fluids and specialized materials and products used in infrastructure projects. The Company operates businesses in North America, South America, Europe, Australasia and Asia. It also participates in several joint-venture companies in the U.S., Saudi Arabia, Kuwait and Egypt.

    Cautionary statement for purposes of the "Safe Harbor" provisions of The Private Securities Litigation Reform Act of 1995: Any statements in this report that refer to the estimated or anticipated future results of Ameron International Corporation ("Ameron" or the "Company") are forward-looking and reflect the Company's current analysis of existing trends and information. Actual results may differ from current expectations based on a number of factors affecting Ameron's businesses, including competitive conditions and changing market situations. Matters affecting the economy generally, including the state of economies worldwide, can affect Ameron's results. Forward-looking statements represent the Company's judgment only as of the date of this report. Since actual results could differ materially, the reader is cautioned not to rely on these forward-looking statements. Moreover, Ameron disclaims any intent or obligation to update these forward-looking statements.

                   Ameron International Corporation
              Condensed Consolidated Statements of Income
                     Three Months Ended August 31,
                 (In thousands, except per share data)
                              (Unaudited)

                                         2003                 2002
                                 ---------------- --------------------

Sales                                   $155,174             $138,813
Cost of Sales                           (112,730)            (102,260)
                                 ---------------- --------------------
Gross Profit                              42,444               36,553
Selling, General and
 Administrative Expenses                ( 32,078)            ( 25,312)
Earnings from Joint Ventures and
 Other Income                              2,965                4,049
                                 ---------------- --------------------
Income before Interest and
 Income Taxes                             13,331               15,290

Interest Expense, Net                    ( 1,821)             ( 1,676)
                                 ---------------- --------------------
Income before Income Taxes                11,510               13,614
Provision for Income Taxes               ( 3,799)             ( 4,903)
                                 ---------------- --------------------
Net Income                                $7,711               $8,711
                                 ================ ====================

Net Income Per Diluted Share                $.94                $1.06
                                 ================ ====================

Cash Dividends Paid Per Share               $.20                 $.16
                                 ================ ====================


                   Ameron International Corporation
              Condensed Consolidated Statements of Income
                     Nine Months Ended August 31,
                 (In thousands, except per share data)
                              (Unaudited)

                                          2003                2002
                                 -----------------  ------------------

Sales                                    $433,639            $397,614
Cost of Sales                            (318,213)           (295,058)
                                 -----------------  ------------------
Gross Profit                              115,426             102,556
Selling, General and
 Administrative Expenses                 ( 92,636)           ( 80,688)
Earnings from Joint Ventures and
 Other Income                               8,769              11,140
                                 -----------------  ------------------
Income before Interest and
 Income Taxes                              31,559              33,008

Interest Expense, Net                     ( 5,124)            ( 5,669)
                                 -----------------  ------------------
Income before Income Taxes                 26,435              27,339
Provision for Income Taxes                ( 8,724)            ( 9,295)
                                 -----------------  ------------------
Net Income                                $17,711             $18,044
                                 =================  ==================

Net Income Per Diluted Share                $2.19               $2.18
                                 =================  ==================

Cash Dividends Paid Per Share                $.56                $.48
                                 =================  ==================


                   Ameron International Corporation
            Condensed Consolidated Statements of Cash Flows
                     Nine Months Ended August 31,
                            (In thousands)
                              (Unaudited)


                                               2003            2002
                                        -------------- ---------------

Operating Activities
  Net Income                                  $17,711         $18,044
  Adjustments to Reconcile Net Income
    to Net Cash Provided by Operations         12,454          15,458
  Changes in Operating Assets
    and Liabilities                              (649)          3,277
                                        -------------- ---------------
Net Cash Provided by Operations                29,516          36,779

Investing Activities
  Proceeds from Sale of Assets                  3,292             370
  Additions to Property, Plant
    and Equipment                             (12,892)        (10,570)
                                        -------------- ---------------
Net Cash Used in Investing Activities          (9,600)        (10,200)

Financing Activities
  Short and Long-Term Borrowings, Net          (7,417)        (24,980)
  Debt Issuance Costs                          (1,659)              -
  Dividends on Common Stock                    (4,464)         (3,754)
  Issuance of Common Stock                      3,737           1,279
  Change in Treasury Stock                        136               -
                                        -------------- ---------------
Net Cash Used in Financing Activities          (9,667)        (27,455)

Effect of Exchange Rate Changes on
  Cash and Cash Equivalents                       445             (83)
                                        -------------- ---------------
Net Change in Cash and Cash Equivalents       $10,694           $(959)
                                        ============== ===============


                   Ameron International Corporation
                 Condensed Consolidated Balance Sheets
                            (In thousands)

                                           August 31,     November 30,
                                             2003            2002
                                          (Unaudited)
                                        --------------  --------------

ASSETS
Current Assets
  Cash and Cash Equivalents                   $21,054         $10,360
  Receivables, Net                            146,332         131,283
  Inventories                                  84,206          88,020
  Other Current Assets                         27,659          23,199
                                        --------------  --------------
    Total Current Assets                      279,251         252,862
Investments and Advances in
  Joint Ventures                               19,166          18,927
Property, Plant and Equipment, Net            147,398         145,242
Goodwill and Intangible Assets                 13,119          13,013
Other Assets                                   38,046          32,898
                                        --------------  --------------
  Total Assets                               $496,980        $462,942
                                        ==============  ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Short-Term Borrowings                          $156          $1,009
  Current Portion of Long-Term Debt             8,333           8,333
  Trade Payables                               42,211          46,295
  Accrued Liabilities                          54,177          45,994
  Income Taxes Payable                          4,855           2,026
                                        --------------  --------------
    Total Current Liabilities                 109,732         103,657
Long-Term Debt, Less Current Portion           96,894         102,823
Other Long-Term Liabilities                    52,848          44,636
                                        --------------  --------------
  Total Liabilities                           259,474         251,116

Stockholders' Equity
  Common Stock                                 26,854          13,198
  Additional Paid-In Capital                   14,103          23,950
  Unearned Restricted Stock                    (1,652)         (2,164)
  Retained Earnings                           283,696         270,449
  Accumulated Other Comprehensive Loss        (36,972)        (44,948)
  Treasury Stock                              (48,523)        (48,659)
                                        --------------  --------------
    Total Stockholders' Equity                237,506         211,826
                                        --------------  --------------
  Total Liabilities and Stockholders'
   Equity                                    $496,980        $462,942
                                        ==============  ==============


    CONTACT: Ameron International Corporation
             James S. Marlen / Gary Wagner, 626-683-4000